January 19, 2010

Subject: Directors Designation Agreement Renewal

The Union and Company met during December 2009 and January 2010 to discuss the possibility of renewing the Master Labor Agreement between the Parties for an additional five (5) year period, from September 30, 2010 through September 30, 2015.

As a result of those discussions the Union and Company agree to renew the Directors Designation Agreement for an additional five (5) year period, from the current expiration date through September 30, 2015. The terms of the agreement shall remain unchanged, however the Parties agree to make any administrative changes, such as dates, signatures and references as may be needed to effectuate the renewal.

Agreed this 19th day of January, 2010

/s/ James E. McAuliffe, Jr.	/s/ Robert La Venture

James E. McAuliffe, Jr. Sr. VP, Human Resources	Robert LaVenture Director, USW District 12

Kaiser Aluminum Fabricated Products, LLC.